Exhibit 99.1

                    Diagnostic Products Corporation
      Announces Record Fourth Quarter and Full Year 2005 Results

    LOS ANGELES--(BUSINESS WIRE)--Feb. 10, 2006--Diagnostic Products Corporation (NYSE:DP) today reported fourth quarter sales of $123.8 million, a 4% increase over the fourth quarter of 2004. Earnings were $13.1 million, or $.43 per diluted share, up 17% from $11.1 million or $.37 reported for the fourth quarter of 2004. The Brazilian Real strengthened relative to the dollar while the Euro weakened, and the net effect of foreign currency movements was a 2% decrease in sales. Domestic sales increased 8% to $38.2 million while international sales grew at 3%.
    Sales of IMMULITE products grew 5% over the fourth quarter of 2004. IMMULITE product line sales reached $114.0 million for the quarter. IMMULITE reagent sales increased 6% this quarter over the fourth quarter of 2004 to $95.4 million, and IMMULITE instrument and service revenue increased by 5% to $18.6 million. Sales of RIA products were $5.1 million, a 13% decline from last year's fourth quarter. Sales of other products were $4.7 million, the same as the fourth quarter last year.
    Sales for the year ended December 31, 2005 were $481.1 million, an 8% increase over the $446.8 million recorded in 2004. Net income for the year was $67.2 million, or $2.23 per diluted share, versus $61.7 million, or $2.06, per share last year. The Brazilian Real strengthened relative to the dollar and the Euro weakened slightly, the net effect of foreign currency was a 2% increase in sales.
    For the year, IMMULITE product line sales were $440.4 million, compared to $404.9 million in 2004, an increase of 9%. Sales of the mature RIA product line were $21.4 million for the year, down 11% from last year. Sales of other products were $19.3 million for the year, up from $17.8 million in 2004. The Company shipped a total of 256 IMMULITE Instruments in the fourth quarter, including 184 IMMULITE 2000's and 2500's. The total number of IMMULITEs shipped is now over 10,900.
    "While reagent sales were disappointing we are very pleased with the number of instruments shipped," said Michael Ziering, CEO of DPC. "We believe the strong shipments coupled with the release of certain key assays put us in a very good position going forward."
    Diagnostic Products Corporation, founded in 1971, is a global leader dedicated to immunodiagnostics. DPC's product menu includes over 75 immunoassays and more than 375 specific allergens and allergy panels. In addition, DPC addresses the chemistry and laboratory automation testing needs of its customers through partnerships with manufacturers of chemistry systems and reagents. The combined chemistry and immunoassay menu is one of the largest and most diversified available, covering most laboratory tests requested. DPC also designs and manufactures automated laboratory instrumentation, which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories in more than 100 countries. Additional Company information can be found on DPC's website at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include governmental or other action relating to the Company's Chinese affiliate; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.



           DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (unaudited)

(Amounts in Thousands, Except Per Share Data)


                               Three Months Ended     Year Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
SALES:
  Non-Affiliated Customers     $115,879  $110,840  $456,465  $413,952
  Unconsolidated Affiliates       7,881     7,819    24,637    32,867
                               --------- --------- --------- ---------
  Total Sales                   123,760   118,659   481,102   446,819

COST OF SALES                    58,031    58,010   212,690   200,049
                               --------- --------- --------- ---------
  Gross Profit                   65,729    60,649   268,412   246,770

OPERATING EXPENSES:
Selling                          20,062    19,461    79,406    74,599
Research and Development         14,455    11,639    52,097    45,277
General and Administrative       13,168    15,314    51,288    47,790
Gain on Sale of Product Line                           (343)
Equity in Income of Affiliates   (1,933)   (1,914)   (9,821)   (8,451)
                               --------- --------- --------- ---------
OPERATING EXPENSES-NET           45,752    44,500   172,627   159,215
                               --------- --------- --------- ---------
  OPERATING INCOME               19,977    16,149    95,785    87,555

Interest/Other Income
 (Expense)-Net                     (235)     (357)    2,067       450
                               --------- --------- --------- ---------

INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST           19,742    15,792    97,852    88,005
PROVISION FOR INCOME TAXES        6,169     4,308    28,485    25,495
MINORITY INTEREST                   490       341     2,214       775
                               --------- --------- --------- ---------
NET INCOME                      $13,083   $11,143   $67,153   $61,735
                               ========= ========= ========= =========

EARNINGS PER SHARE:
BASIC                             $0.44     $0.38     $2.29     $2.12
DILUTED                           $0.43     $0.37     $2.23     $2.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC                            29,494    29,181    29,371    29,082
DILUTED                          30,147    30,016    30,138    29,910




    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200
             Chief Financial Officer
             info@dpconline.com
             www.dpcweb.com